                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 12

                              REPUBLIC BANCORP INC.
          CALCULATIONS OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------
(in thousands)                                      2003       2002       2001       2000       1999
                                                  --------   --------   --------   --------   --------
INCLUDING INTEREST ON DEPOSITS:
Fixed charges:
          Total interest expense                  $123,183   $142,852   $193,422   $216,403   $174,119
          Interest portion of rent expense             763        735        846        998      1,007
                                                  --------   --------   --------   --------   --------
                   Fixed charges including
                           interest on deposits   $123,946   $143,587   $194,268   $217,401   $175,126
                                                  ========   ========   ========   ========   ========

Earnings:
          Net income                              $ 60,726   $ 56,677   $ 47,910   $ 45,677   $ 14,911
          Income taxes                              25,896     24,687     22,515     22,945     10,745
          Fixed charges, as above                  123,946    143,587    194,268    217,401    175,126
                                                  --------   --------   --------   --------   --------
                   Earnings for purposes
                           of calculation         $210,568   $224,951   $264,693   $286,023   $200,782
                                                  ========   ========   ========   ========   ========
Ratio of earnings to combined
          fixed charges including
          interest on deposits                        1.70 x     1.57 x     1.36 x     1.32 x     1.15 x

EXCLUDING INTEREST ON DEPOSITS:
Fixed charges:
          Total interest expense excluding
                   interest on deposits           $ 66,878   $ 67,680   $ 78,818   $ 93,241   $ 67,546
          Interest portion of rent expense             763        735        846        998      1,007
                                                  --------   --------   --------   --------   --------
                   Fixed charges excluding
                           interest on deposits   $ 67,641   $ 68,415   $ 79,664   $ 94,239   $ 68,553
                                                  ========   ========   ========   ========   ========
Earnings:
          Net income                              $ 60,726   $ 56,677   $ 47,910   $ 45,677   $ 14,911
          Income taxes                              25,896     24,687     22,515     22,945     10,745
          Fixed charges, as above                   67,641     68,415     79,664     94,239     68,553
                                                  --------   --------   --------   --------   --------
                   Earnings for purposes
                           of calculation         $154,263   $149,779   $150,089   $162,861   $ 94,209
                                                  ========   ========   ========   ========   ========
Ratio of earnings to combined
          fixed charges excluding
          interest on deposits                        2.28 x     2.19 x     1.88 x     1.73 x     1.37 x